SPECTRASCIENCE, Inc.                       For more information please contact:
3650 Annapolis Lane, Suite 101                Brian T. McMahon, President & CEO
Minneapolis, MN 55447                     Ching-Meng Chew, Vice President & CFO
                                                     Telephone:  (612) 509-9999


FOR IMMEDIATE RELEASE
SPECTRASCIENCE RECEIVES 510(k) PREMARKET NOTIFICATION CLEARANCE FROM UNITED STATES FOOD AND DRUG ADMINISTRATION FOR FIBEROPTIC BIOPSY FORCEPS

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MINNEAPOLIS, December 16, 1996 -- SPECTRASCIENCE, Inc. (NASDAQ: SPSI) announced today that the Company has been notified by the United States Food and Drug Administration that it has received 510(k) premarket notification clearance for its fiberoptic Biopsy Forceps.

The SPECTRASCIENCE Biopsy Forceps is designed specifically to collect tissue samples utilizing minimally invasive endoscopic techniques for histopathological examination. The disposable product is intended for endoscopic gastrointestinal and urological biopsy applications. The SPECTRASCIENCE Biopsy Forceps has an adjunctive feature incorporating a fiberoptic core for the transmission of light during tissue biopsy procedures. The Biopsy Forceps will be utilized during clinical studies to further advance the development of the electro-optic and software components of the SPECTRASCIENCE Optical BiopsyTM System.

SPECTRASCIENCE believes that achievement of this significant milestone is an important step towards the clinical development of its Optical Biopsy(TM) System and the generation of revenues worldwide through institutional sales of its products.

SPECTRASCIENCE is a market driven early growth stage company located in Minneapolis, Minnesota, which applies advanced spectroscopic diagnostic techniques to the analysis of specific human tissues associated with important diseases. The Company believes its technology will significantly impact the medical market, initially in cardiovascular medicine and the detection of cancer.


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